Exhibit 77Q1(e)

Investment Advisory Contracts

The following is attached:
	Letter agreement terminating management of the Small-Cap
Equity Portfolio


[Pacific Life Letterhead]

					Robin S. Yonis
					Assistant Vice President
					Investment Counsel
					Law Department
					Office: (949) 219-6767
					Fax: (949) 219-3706
					Email: robin.yonis@pacificlife.com


March 3, 2004

Via Facsimile and Express Mail
Ms. Teri Smith
Capital Guardian Trust Company
333 S. Hope Street
Los Angeles, CA 90071

	Re: 	Pacific Select Fund
		Small-Cap Equity Portfolio

Dear Ms. Smith:

As you know, at a meeting held on February 24, 2004, the Pacific Select Fund Board of Trustees ("the Board") approved, subject to shareholder approval at the shareholder's meeting on April 22, 2004, the reorganization of the Small-Cap Equity Portfolio into the Small-Cap Index Portfolio ("the transaction"). The transaction is expected to be effective the close of business on April 30, 2004.
If shareholders approve the reorganization, the Small-Cap Equity Portfolio will be eliminated and there will no longer be assets in the Small-Cap Equity Portfolio for Capital Guardian Trust Company ("Capital Guardian") to manage after April 30, 2004. Accordingly, the Portfolio Management Agreement ("Management Agreement") will terminate at the transaction closing.

This letter confirms our prior notice to you of February 25, 2004, concerning termination of the Management Agreement among the Fund, Capital Guardian and Pacific Life Insurance Company ("Pacific Life") with respect to management of the Small-Cap Equity Portfolio effective the end of the day on April 30, 2004, if shareholders vote in favor of the reorganization. We will advise you of the voting results by April 23, 2004.

We thank you for your services and look forward to a long and successful relationship with Capital Guardian on the Diversified Research Portfolio and hopefully others in the years ahead. Also, we very much appreciate your cooperation in transitioning the Small-Cap Equity Portfolio to the manager of the Small-Cap Index Portfolio.

Best regards,

/s/ ROBIN S. YONIS


cc:	Howard Hirakawa, Pacific Life
	Kathleen Hunter, Pacific Life
	Diane Ledger, Pacific Life
	Laurene MacElwee, Pacific Life